Exhibit 10.5

TECHNOLOGY TRANSFER AGREEMENT

AMONG SCHERING AG, BERLEX, INC.,

COLLATERAL THERAPEUTICS, INC., AND

CARDIUM THERAPEUTICS, INC.

This Technology Transfer Agreement (the “Agreement”) is made and entered into as of the Effective Date (as defined below) by and among Schering Aktiengesellschaft, a German corporation (“Schering AG”); Berlex Inc., a Delaware corporation, a U.S. affiliate of Schering AG (“Berlex”); Collateral Therapeutics, Inc., a Delaware corporation, a U.S affiliate of Schering AG (“Collateral”); and Cardium Therapeutics, Inc., a Delaware corporation (“Cardium”).  Schering AG, Berlex and Collateral are also referred to individually and collectively herein as “Schering”.  Each of the aforementioned Schering entities as well as Cardium is referred to individually herein as a “Party” and collectively herein as “Parties”.  This Agreement shall be effective as of the date by which all of the Parties have executed it (the “Effective Date”); however, the transfer of the rights and corresponding obligations contemplated hereby shall be dependent upon, and shall occur upon the date of, the closing of a Qualified Financing on the Transfer Date (each of which is defined below).

WHEREAS, Schering is the owner or licensee of certain technology relating to methods of gene therapy and compositions for the potential treatment of cardiovascular diseases (the “Technology” as described in more detail herein);

WHEREAS, Schering pursuant to its business plans has elected to focus on product development efforts different from those related to the Technology and wishes to transfer its rights and corresponding obligations associated with the Technology to Cardium in connection with the mutual covenants and conditions set forth in this Agreement;

WHEREAS, Cardium is seeking to complete a financing to enable it, among other things, to further evaluate and potentially develop certain aspects of the Technology, and wishes to assume the rights and corresponding obligations associated with the Technology in connection with the mutual covenants and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth in this Agreement, the Parties hereby agree as follows:

I.  DEFINITIONS

1.1           Defined Terms.  The following terms when used herein shall have the following meanings:

“Affiliate” means any company controlled by, controlling, or under common control with a Party and shall include any company fifty percent (50%) or more of whose voting stock or participating profit interest is owned or controlled, directly or indirectly by a Party, and any company which owns or controls, directly or indirectly fifty percent

(50%) or more of the voting stock of a Party, as well as any company which a Party (or a company owned or controlled by or owning or controlling a Party) controls or owns at the maximum control or ownership right permitted in the country where the company exists.

“Biologic(s)” mean the following genes (and their related biological components such as corresponding proteins and nucleic acid sequences, plasmid constructs, vectors and the like) each as described in the Patents and/or Technology: (i) human Fibroblast growth factor 4 (FGF-4);  (ii) Insulin-like growth factor 1 (IGF-1); and (iii) mutant Endothelial nitric oxide synthase factor (mutant eNOS).  Each of the factors (i) through (iii) shall constitute a “Type of Biologic” as used herein.

“Candidate” means a potential Product being developed by Cardium.  “Lead Product Candidate” and “Back-Up Candidate” are defined in Section V.

“Collateral-NYU License Agreement” means that certain exclusive license agreement effective as of March 24, 1997 (including any amendments thereto), entered into by and between Collateral and New York University concerning aspects of the Technology.

“Collateral-UC License Agreements” means those certain exclusive license agreements effective as of September 25, 1995 (including any amendments thereto) and June 18, 1997 (including any amendments thereto), entered into by and between Collateral and The Regents of the University of California concerning aspects of the Technology.

“Collateral-VA License Agreement” means that certain exclusive license agreement effective as of November 9, 1995 (including any amendments thereto), entered into by and between Collateral and the Veterans Medical Research Foundation concerning aspects of the Technology.

“Confidential Information” is defined in Section VII.

“Control” or “Controlled” shall refer to ownership, license and/or possession of the ability to assign, transfer or grant a license or sublicense of patent rights, know-how, regulatory filings or other intangible rights, as provided for herein.

“Drug Approval Application” means an application for Regulatory Approval required to be approved before marketing and commercial sale of a Product in humans as a biologic or a drug in a regulatory jurisdiction.

“Effective Date” is defined as the date by which all of the Parties have executed this Agreement.

“Exclusive Technology” means the Technology described and/or encompassed by the Patents, the Third-Party License Agreements, and the AGT INDs, as well as other Technology to the extent it is related solely to the Biologics, the Therapeutic Methods, the IND Candidate and/or the Products and was developed for, or in connection with, the Biologics, the Therapeutic Methods, the IND Candidate and/or the Products, and/or was used in such connection by Schering prior to the Effective Date (including by way of illustration and not limitation, preclinical research and development, formulations, CMC, clinical and regulatory information used or useful for the research, development, manufacture, use or sale of Product(s) that relate solely to the Biologics, Therapeutic Methods or IND Candidate, as well as producer cells and adenoviral vectors and particles used to produce the IND Candidate).  Materials, internal documents and other information comprising the Exclusive Technology will be identified and their transfer facilitated in good faith by the individuals and in the time frame established in Section III, Subsection 6.

“Field” means the the diagnosis, cure, mitigation, treatment or prevention of disease in man or other animals.

“First Commercial Sale” means the date Cardium (or its Affiliate(s), successor(s)-in-interest, assignee(s) or Sublicensee(s)) first sells commercially, pursuant to Regulatory Approval, Products in the United States, Japan or any country of the EU.

“Force Majeure” is defined in Section XII.

“IND” means an Investigational New Drug application filed with United States Food and Drug Administration pursuant to 21 CFR §312, et seq, which allows an investigational drug to be exempt from premarketing approval requirements and to be shipped lawfully for the purpose of conducting clinical trials.

“IND Equivalent” means an application submitted in a country other than the US for approval to conduct Clinical Development of a drug compound or drug composition.

“IND Candidate” means the FGF Lead Product Candidate for which INDs (or IND Equivalents) have already been filed by Schering in the U.S. and Europe (which INDs are referred to herein as the “AGT IND(s)”).  The U.S. AGT IND has sometimes been referred to by the Parties as IND Number BB-IND-7471 (along with associated amendments and protocols). The European IND Equivalents have been referred to by various different designations.  The IND Candidate has sometimes been referred to by the Parties as Ad5FGF-4, Ad5-FGF4, Ad5.1-FGF4, or Generx™.

“Milestone Payments” are defined in Section IV.

“Net Sales” shall be defined as amounts invoiced by Cardium (or its Affiliates, successors-in-interest, assignees or licensees), from worldwide sales of Product(s) to end users, less deductions for: (i) transportation and other charges, including insurance relating thereto; (ii) sales and excise taxes or customs duties paid by the selling party and any other governmental charges imposed upon the sale of the Product(s); (iii) distributors fees, rebates or allowances actually granted, allowed or incurred; (iv) quantity discounts, cash discounts or charge backs actually granted, allowed or incurred in the ordinary course of business in connection with the sale of the Product(s); (v) allowances or credits to customers, not in excess of the selling price of the Product(s), on account of governmental requirements, rejection, outdating, recalls or return of the Product(s); and (vi) less actual amounts for uncollectable accounts. Sales of the Product(s) between Cardium and its Affiliates solely for research or clinical testing purposes shall be excluded from the computation of Net Sales.

“Non-Exclusive Technology” (or “Mixed Assets) means Technology developed and/or used by Schering prior to the Effective Date that is used by Schering for, or has been identified by Schering as being useful for, the research, development, manufacture, use or sale of Product(s) but which does not relate solely to the Biologics, Therapeutic Methods, IND Candidate or Products; including by way of illustration and not limitation, formulations, CMC, clinical and regulatory information used or useful for the research, development, manufacture, use or sale of Product(s) that do not relate solely to the Biologics, Therapeutic Methods or IND Candidate.  Materials, internal documents and other information comprising the Non-Exclusive Technology will be identified and, where relevant, transfer of copies facilitated in good faith by the individuals and in the time frame established in Section III, Subsection 6.

“Non-Patent Royalties” are defined in Section IV.

“One Stage Further” is defined in Section V.

“Patent(s)” mean one or more of the patents or patent applications listed in Exhibit A , which are owned, licensed or otherwise Controlled by Schering that cover the manufacture, use, offering, importation or sale of Product(s) in a particular country or region (a “Patent Jurisdiction”) and any and all subsequent divisional and continuation applications of the patent applications and patents referred to above, and any continuation-in-part applications claiming priority to the patent applications and patents referred to above; any and all patents that have issued or in the future issue from the aforesaid patent applications; and any and all extensions or restorations by existing or future extension or restoration mechanisms, including substitutions, reexaminations, revalidations, reissues, renewals, and extensions thereof.

“Pivotal Clinical Trial(s)” means clinical trial(s) which when completed will have demonstrated that the Product(s) (i) is safe and efficacious, (ii) has an established dose, (iii) has an established route of administration and (iv) has a treatment schedule in the target population, all sufficient for the purpose of supporting a Drug Approval Application.

“Product(s)” means any Biologic or Therapeutic Method in the Field, or any product or method contained within the Exclusive Technology.

“Qualified Financing” is defined in Section II.

“Qualifying Consideration” is defined in Section V.

“Regulatory Approval” means any approvals, product and/or establishment licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture, use, storage, importation, export, transport, or sale of Product(s) in a regulatory jurisdiction.  “Regulatory Approval Application” means any application seeking a Regulatory Approval.

“Reimbursements” are defined in Section IV.

“Royalty Payment” is defined in Section IV.

“Royalty Report” and “Royalty Term” are defined in Section IV.

“Schering-Yale License Agreement” means that certain exclusive license agreement effective as of August 9, 2000 (including any amendments thereto), entered into by and between Schering AG and Yale University concerning aspects of the Technology.

“Sublicensee(s)” means, with respect to Product(s), a Third Party to whom Cardium has granted a sublicense under this Agreement to make (or have made), use, sell (or have sold), offer to sell, or import such Product(s).

“Technology” means all information, technology and know-how, including, but not limited to, patents, patent applications, continuations and continuations-in-part, divisional and provisional patent applications, trade secrets, methods, processes, techniques, materials, compositions, formulations, chemistry manufacturing and controls information, clinical or regulatory data and information, results of tests or studies, expertise and other information or data which were developed and/or used by Schering prior to the Effective Date, and Controlled by Schering as of the Effective Date, for the research, development, manufacture, use or sale of Product(s).

“Term” is defined in Section X.

“Therapeutic Method(s)” means methods of cardiovascular gene therapy for the potential treatment of diseases and conditions in the Field (including methods for the delivery of genes to the heart or vasculature and the use of angiogenic and/or non-angiogenic genes for the potential treatment of diseases of the heart or vasculature).  The methods listed above include the use of gene delivery vectors and other components to carry out, facilitate, direct or monitor the described gene therapies and are collectively referred to herein as “Therapeutic Method(s)”.

“Third Party” means an entity other than Schering, Collateral or any of their respective Affiliates.

“Third Party License Agreement(s)” means the license agreements between Schering and a Third Party related to the Exclusive Technology and listed in Exhibit B.

“Transfer Date” is defined in Section II.

“Up-Front Payment” is defined in Section IV.

II.  QUALIFIED FINANCING

1.  Condition Precedent.  The transfers of rights and assumptions of obligations contemplated by this Agreement, including without limitation the rights to be transferred or granted to Cardium by Schering and the consideration to be provided to Schering by Cardium, each in connection with this Agreement, shall be dependent upon the occurrence of a Qualified Financing (as defined below), and shall occur coincident with the closing of the Qualified Financing, the date of which closing (or, if the Qualified Financing is completed in a series of closings, the date of the first closing by which Cardium shall have received the minimum amount specified below in Section II.2) shall be defined as the “Transfer Date”.

2.  Nature of Qualified Financing.  A “Qualified Financing”, as used herein, refers to a financing secured by Cardium pursuant to which Cardium receives funding of at least Twenty Million U.S. Dollars ($20,000,000), which funding is to be used principally to advance the purposes of this Agreement (consistent with commercially reasonable business practices and the corporate fiduciary obligations of Cardium).

3.  Cancellation Upon Non -Occurrence of Qualified Financing.   Schering AG (on behalf of itself and its affiliates) reserves the right to cancel this Agreement without any liability or obligation owed to Cardium under this Agreement in the event that the Qualified Financing does not occur by October 21, 2005.

III.  TECHNOLOGY TRANSFER TO CARDIUM

1.  Exclusive Technology Owned by Schering.  As soon as reasonably practicable following the Transfer Date, Schering shall assign to Cardium, or cause its appropriate Affiliate to assign to Cardium, all rights, title and interest in and to Exclusive Technology that is owned by Schering as of the Effective Date.

2.  Exclusive Technology Licensed by Schering.  Schering shall to the extent possible, without incurring additional third-party costs or expenses (which additional third-party costs or expenses would need to be borne by Cardium in the event that Cardium requests the corresponding transfer), transfer to Cardium, or cause its appropriate Affiliate to transfer to Cardium, all rights and corresponding obligations in and to Exclusive Technology that is not owned by but is licensed or otherwise Controlled by Schering or an Affiliate of Schering as of the Effective Date, subject to the following provisions:

(i)                                     To the extent permitted by the applicable licensors and/or license agreements (including the Third Party License Agreements), Schering (or its appropriate Affiliate) shall enter into a novation arrangement under which Cardium shall assume all rights and corresponding obligations of Schering (or its appropriate Affiliate) under the applicable license agreement.

(ii)                                  To the extent that a novation under an applicable license agreement is not possible or permitted, to the extent permitted by the applicable licensors and/or license agreements, Schering (or its appropriate Affiliate) shall exclusively (even as to Schering and its Affiliates) sublicense Cardium on a worldwide basis to make, have made, use, sell, have sold, offer and/or import Product(s).

(iii)                               To the extent permitted by applicable governmental regulations, Schering (or its appropriate affiliate) shall transfer to Cardium the AGT INDs and any Regulatory Approval Applications for Product(s).

(iv)                              All rights with respect to the Exclusive Technology listed in this subsection to be granted by Schering to Cardium are expressly subject to any restrictions, limitations or exclusions applicable to Technology under any Third Party licenses, agreements or otherwise, including, without limitation, and without prejudice to the generality of the foregoing, any restrictions, limitations or exclusions contained in Third Party License Agreements.

3.  Permits and Licenses.  Schering shall to the extent possible, without incurring additional third-party costs and expenses (which additional third-party costs or expenses would need to be borne by Cardium in the event that Cardium requests the corresponding transfer), transfer to Cardium, or cause its appropriate Affiliate to transfer to Cardium, all permits, regulatory licenses and other such licenses comprised within the Exclusive Technology.

4.  Information Relating Solely to Products.  Schering shall to the extent possible, without incurring additional third-party costs and expenses (which additional third-party costs or expenses would need to be borne by Cardium in the event that Cardium requests the corresponding transfer), transfer to Cardium, or cause its appropriate Affiliate to transfer to Cardium, all laboratory notebooks, documents and other information comprised within the Exclusive Technology (collectively “Information Relating Solely to Products”).

5.  Non-Exclusive Technology or “Mixed Assets”.  Schering shall to the extent possible, without incurring additional third-party costs and expenses (which additional third-party costs or expenses would need to be borne by Cardium in the event that Cardium requests the corresponding transfer), provide to Cardium, or cause its appropriate Affiliate to provide to Cardium, copies of or, at Schering’s option, and under appropriate conditions of confidentiality, access to Non-Exclusive Technology and shall permit Cardium to non-exclusively use or employ such information solely in the development and/or commercialization of Product(s) pursuant to this Agreement.

6.  Technology Transfer Process.  Technology comprising the Exclusive Technology and the Non-Exclusive Technology, each as defined herein, will be identified and, where applicable, their transfer facilitated in good faith by a “Tech Transfer Team” comprising individuals from Schering having appropriate knowledge of the preclinical, CMC, clinical, regulatory and legal aspects of the Technology, and corresponding individuals designated by Cardium.  The Tech Transfer Team shall facilitate the carrying out of the technology transfer process as contemplated by this Agreement, but shall not be entitled to alter the respective rights and obligations of the Parties, which shall be governed solely by this Agreement.  In order to facilitate Cardium’s reinitiation of Product development and clinical trials, and to shorten the overall time during which Schering will be involved in the technology transfer process, the Tech Transfer Team shall use diligent efforts to initiate the technology transfer process within two (2) weeks following the closing of the Qualified Financing, to conduct the transfers as soon as is practicable thereafter, and (to the greatest extent feasible) to complete the technology transfer process within three (3) months of the closing of the Qualified Financing.

IV.  CONSIDERATION: UP-FRONT PAYMENT, MILESTONES AND ROYALTIES

1.  Consideration.  Upon the occurrence of the Qualified Financing and in consideration of the rights granted by Schering hereunder, Cardium shall make the following payments to Schering AG (or to any of its Affiliates as it shall designate in writing to Cardium):

(i)                                     Reimbursements:  Cardium shall reimburse Schering for all third-party costs and expenses (i.e. costs or expenses required to be paid to third parties) in connection with the filing, prosecuting or maintaining Patents to be transferred to Cardium, or licenses to be transferred to or sublicensed to Cardium, in each case for all activities occurring or items becoming due on or after April 1, 2005 (collectively the “Reimbursements”);

(ii)                                  Up-Front Payment:  Cardium shall make a non-refundable and non-creditable up-front payment (the “Up-Front Payment”) of Four Million U.S. Dollars ($4,000,000) within five (5) business days following receipt of the proceeds of the Qualified Financing;

(iii)                               Milestone Payments:  Cardium shall make a milestone payment (each a “Milestone Payment”) of Ten Million U.S. Dollars ($10,000,000) within thirty (30) days of the First Commercial Sale of each Type of Biologic and the first Product employing AGT but not constituting a Type of Biologic, provided that such Milestone Payment shall be paid only once for each Biologic, or other Product as described in this Section, and without regard to the number of jurisdictions such Biologic or other Product may be commercialized in;

(iv)                              Royalties:  Cardium shall make royalty payments (each a “Royalty Payment”) on Net Sales by Cardium or its licensee(s) or assignee(s) of each Product as follows:

a.                                       Five Percent (5%) on Net Sales of a Product comprising an FGF-4 Biologic; or

b.                                      Four Percent (4%) on Net Sales of any other Product; or

c.                                       Certain Non-Patent Royalties as provided below.

2.  Royalty Payments.  Royalty Payments shall be paid on a country-by-country basis from the First Commercial Sale of Product in such country until the expiration of the last to expire Patent within the Technology having valid claims covering such Product in such country.  A Patent shall be deemed to be expired when all of the claims covering a Product have been held invalid or unenforceable by a final unappealable or unappealed decision of a court of competent jurisdiction.

3.  Non-Patent Royalties.  If the development, manufacture, use or sale of a Product would not, without the licenses described in this Agreement, constitute an infringement of any Patent, then the royalties payable with respect to such a Product (“Non-Patent Royalties”) will be reduced by one half (i.e. to Two-and-One-Half Percent (2.5%) for a Product compising an FGF-4 Biologic or Two Percent (2%) for any other Product) until such time as a generic version of the relevant Product becomes available on the applicable market, on a country-by-

country basis, after which there would be no further royalties and Cardium shall have a fully-paid license with respect to such Product. A “generic” product as used herein is a product sold under a marketing authorization granted by a Regulatory Authority to a Third Party (and which is not a Sublicensee of Cardium) that contains the same Biologic as the relevant Product as its active pharmaceutical ingredient, and has an approved indication which is the same as (or significantly overlapping to that of) the indication of such Product.

4.  Third-Party Royalties.  All Royalty Payments to be made by Cardium to Schering pursuant to this Agreement are independent of and additional to any payments to be made by Cardium to any Third Party under the Third Party License Agreements, and any other payments that Cardium may have to make.

5.  Royalty Reports.  Cardium shall provide Schering a report (each a “Royalty Report”) and Royalty Payment on a quarterly calendar basis following the First Commercial Sale.  The Royalty Report relating to Net Sales within the U.S. shall be provided within thirty (30) days after the end of the calendar quarter to which such report and payment apply, and the Royalty Report relating to Net Sales for countries other than the U.S. shall be provided within sixty (60) days after the end of the calendar quarter to which such report and payment apply. Payment of the applicable royalties will accompany the aforesaid reports.

6.  Records of Net Sales and Auditing.  Cardium shall keep, and require any applicable Sublicensee and Affiliate to keep, for a period of not less than seven (7) years, complete and accurate records of all Net Sales of Products.  Schering shall have the right at Schering’s sole expense following at least three (3) weeks notice, to examine such royalty records during regular business hours during the life of Cardium’s obligation to pay royalties on Products and for one (1) year thereafter; provided however, that such examination shall not (i) take place more often than once a year, or (ii) cover any records which date prior to the date of the last examination. For any underpayments more than five (5) percent by Cardium found under this Section Cardium shall pay Schering the amount of underpayment, interest as provided for in Section IV.10 from the time the amount was due, and Schering’s out-of-pocket expenses.  For any underpayments less than five (5) percent by Cardium found under this Section, Cardium shall pay Schering only the amount of underpayment plus interest.  Any overpayments by Cardium will be refunded to Cardium or credited to future royalties, at Cardium’s election. Any records or accounting information received from Cardium or its Sublicensees or Affiliates shall be Confidential Information for purposes of Section VII.

If there is a dispute between the Parties following any audit performed pursuant to this Section, either Party may refer the issue (an “Audit Disagreement”) to an independent certified public accountant for resolution.  In the event an Audit Disagreement is submitted for resolution by either Party, the Parties shall comply with the following procedures.  (i) The Party submitting the Audit Disagreement for resolution shall provide written notice to the other Party that it is invoking the procedures of this Section.  (ii) Within thirty (30) business days of the giving of such notice, the Parties shall jointly select a recognized international accounting firm to act as an independent expert to resolve such Audit Disagreement. (iii) The Audit Disagreement submitted for resolution shall be described by the Parties to the independent expert, which description may be in written or oral form, within ten (10) business days of the selection of such independent expert. (iv) The independent expert shall render a decision on the matter as soon as practicable.  (v) The decision of the independent expert shall be final and binding unless such Audit Disagreement involves alleged fraud, breach of this Agreement or construction or interpretation of any of the terms and conditions thereof. (vi) All fees and expenses of the independent expert, including any third party support staff or other costs incurred with respect to carrying out the procedures specified at the direction of the independent expert in connection with such Audit Disagreement, shall be borne by each Party in inverse proportion to the disputed amounts awarded to the Party by the independent expert through such decision (e.g. party A disputes $100, the independent expert awards party A $60, then party A pays forty (40%) percent and party B pays sixty (60%) percent of the independent expert’s costs).

7.  Taxes on Royalties.  Any tax paid or required to be withheld by Cardium for the benefit of Schering on account of royalties payable under this Agreement shall be deducted from the amount of royalties otherwise due.  Cardium shall secure and send to Schering proof of any such taxes withheld and paid and shall, at Schering’s expense and request, provide reasonable assistance in recovering such taxes, if possible.

8.  Form of Payment.  All payments due to Schering hereunder shall be made in U.S. dollars by wire to a bank in Germany designated in writing by Schering; provided, that if payments in respect of Net Sales are based on Net Sales in non-U.S. currencies, the amount of Net Sales and any deductions used to calculate Net Sales, if any, shall be converted monthly to U.S. dollars at the Noon Buying Rates published by the Federal Reserve Bank of New York, as of the last business day of each applicable month.

9.  Net Sales Exclusions.  In the event that Cardium or its Sublicensees distributes Product(s) to any entity for research or clinical testing purposes, and determines that such distributions shall be excluded from the computation of Net Sales, then Cardium shall exclude such distributions from Net Sales and provide Schering such information with the Royalty Report describing such distribution of all such Product(s), the purpose for which such Product(s) were distributed, and the quantities of Product(s) distributed in the applicable calendar quarter.

10.           Late Payments / Interest. Any payment due under this Agreement shall be due on such date as specified in the Agreement and, in the event that such date is not a business day, then the next succeeding business day. Any failure by Cardium to make a payment within five (5) days after the date when due shall obligate Cardium to pay computed interest, the interest period commencing on the due date and ending on the payment day, to Schering at a rate per annum equal to the Prime Rate as quoted by the Bank of America on REUTERS screen <USPRIME1> plus a premium of 2%, or the highest rate allowed by law, whichever is lower. The interest calculation shall be based on the act/act computation method. The interest rate shall be adjusted whenever there is a change in the Prime Rate quotation on REUTERS screen <USPRIME1> mentioned above. Interest shall be compounded annually in arrears. Such interest shall be due and payable on the tender of the underlying principal payment.

V.  SUBLICENSING AND ASSIGNMENTS BY CARDIUM

1.  Sublicenses and Assignments in General:  The assignments, licenses and other rights granted to Cardium pursuant to this Agreement are, to the extent not prohibited by applicable Third Party License Agreements, sublicensable and assignable by Cardium, subject to the following conditions:

(i)                                     The licenses, assignments and sublicenses granted to Cardium may not be sublicensed or assigned by Cardium without the prior written consent of Schering, which written consent shall not be unreasonably withheld by Schering; provided further that consent will not be withheld, and Cardium shall have the right to sublicense or assign such rights, if (a) Schering and its Affiliates are released from any and all financial and other obligations with respect to Third Party rights; (b) Cardium remains responsible for all of its corresponding obligations to Schering under this Agreement; and (c) Schering is named as a third party beneficiary in such license, assignment or sublicense, with the right to seek legal remedies to enforce the terms of such license, assignment or sublicense;

(ii)                                  Each sublicense or assignment shall provide that the sublicensee or assignee is subject to the terms and conditions of the applicable license or assignment granted by Schering to Cardium;

(iii)                               Cardium shall remain primarily liable to Schering for all of Cardium’s applicable obligations contained in this Agreement, and any act or omission by any sublicensee or assignee of Cardium that would be a breach of this Agreement if committed or omitted by Cardium, will be deemed to be a breach of this Agreement by Cardium;

(iv)                              Within thirty (30) days of the effective date of each sublicense or assignment, Cardium shall provide Schering with a complete copy of the sublicense or assignment.

2.  Sublicenses or Assignments of Biologics or Products Not Advanced by Cardium:  In the event that Cardium should sublicense or assign any Biologic or Product (with all requisite consents) to any Third Party without having advanced development of such Biologic and/or Product at least “One Stage Further” (as defined below), then the following provisions shall apply:

(i)                                     Cardium shall pay to Schering twenty percent (20%) of the “Qualifying Consideration” (as defined below) received from such Third Party for the applicable sublicense or assignment.

(ii)                                  For purposes of this Agreement, stages of development of a potential Biologic or Product shall be as follows: (1) identifying a specific Product candidate (a “Candidate”); (2) successfully testing a Candidate in a preclinical study of efficacy; (3) successfully completing cGMP manufacturing and process development of a Candidate; (4) successfully testing a Candidate in a preclinical toxicology and/or biodistribution study;

(5) successfully testing a Candidate in a Phase I clinical study or equivalent thereof; (6) successfully testing a Candidate in a Phase II clinical study or additional Phase II clinical study or equivalent thereof;
(7) successfully testing a Candidate in a Phase III clinical study or equivalent thereof; and (8) obtaining a Regulatory Approval for marketing a Candidate in the U.S., Japan or any country of the EU. Success will be determined by the ability of the Candidate to progress to the next stage of development.

(iii)                               The term “One Stage Further” means advancing a Candidate from whatever stage in the preceding list it is currently in to the next stage in the list.  The most advanced Candidate of each Type of Biologic is referred to herein as a “Lead Product Candidate.”  In the specific case of the FGF Lead Product Candidate (also referred to as Ad5FGF-4 or Generx™), more than one Phase II clinical study of the Candidate has been conducted but an additional Phase II clinical study is to be conducted in order to evaluate effectiveness of the Candidate (completion of which will constitute advancing the Lead Product Candidate One Stage Further).  In the case of one or more “Back-Up Candidate(s)” which are Biologic(s) or Product(s) capable of being developed as potential alternatives to a Lead Product Candidate, there shall be no requirement that such Back-Up Candidate(s) be or have been advanced One Stage Further, provided that the Lead Product Candidate has advanced One Stage Further.

(iv)                              For purposes of this Agreement, “Qualifying Consideration” consists of all lump sum or other payments received from such Third Party for the applicable sublicense, license or assignment, except for reimbursements to Cardium of development expenses actually incurred by Cardium. Payments covered hereunder encompass both monetary and non-monetary consideration including, without limitation, license fees, milestone payments, license maintenance fees, and the fair market value of, or, at Schering’s option, a percentage share in, any non-monetary payments such as equity.

VI.  PRODUCT DEVELOPMENT EFFORTS AND DILIGENCE

1.               Diligence Requirements.  Cardium shall use commercially reasonable diligence to develop and commercialize at least one Product Candidate of each Type of Biologic as defined above; provided, however, that: (i) the diligence obligations for each Type of Biologic covered by one or more of the Third Party License Agreements will be co-extensive with any applicable diligence obligations under the applicable Third Party License Agreement; and (ii) the diligence obligations for each other Type of Biologic not covered by a Third Party License Agreement shall be for Cardium to use commercially reasonable efforts to advance at least one potential Product of each Type of Biologic at least One Stage Further within two (2) years of the Transfer Date, and thereafter to advance such potential Product at least One Stage Further within each subsequent two (2) year period until the potential Product has entered human clinical trials or within each subsequent three (3) year period once an IND for the Product has been filed or within a four (4) year period once the Product has entered Pivotal Clinical Trials.

2.               Diligence Reports.  Cardium shall provide to Schering an annual report describing progress with respect to each of the applicable diligence requirements identified above.

VII.  CONFIDENTIAL INFORMATION, NO IMPLIED WARRANTY

1.  Confidential Information.  As used herein, “Confidental Information” means all non-public information (including without limitation specifications, methods, data, materials, know-how, and other written or oral communications or information) provided by one Party (a “Disclosing Party”) to another Party (a “Receiving Party”), except to the extent that such information: (a) is at the time of its receipt within public knowledge or thereafter becomes public knowledge through no act or omission of the Receiving Party; (b) was known to the Receiving Party as evidenced by written records shown to exist prior to the disclosure by the Disclosing Party; (c) is received from a third party who did not, directly or indirectly, obtain the information or material from the Disclosing Party; or (d) is developed by the Receiving Party without reference to, and independently of, the disclosure by the Disclosing Party.

2.  Cardium Confidential Information.  As used herein, “Cardium Confidential Information” comprises all Confidential Information controlled or produced by Cardium, including without limitation the Information Related Solely to the Products (which is to be transferred to Cardium pursuant to the terms of this Agreement) and any information developed by Cardium in connection with the development and/or commercialization of Product(s) or the performance of its obligations hereunder.  Schering shall not disclose Cardium Confidential Information except in connection with the performance of its obligations hereunder or as required by applicable law, regulation or governmental order (provided, however, that in the event of such a required disclosure, Cardium was given reasonable notice and opportunity to contest the required disclosure or seek confidential treatment and/or a protective order, and that Schering discloses only that portion of the Confidential Information that was required to be disclosed, subject to any confidential treatment or protective order).

3.  Schering Confidential Information.  As used herein, “Schering Confidential Information” comprises all Confidential Information controlled or produced by Schering, excluding the Information Related Solely to the Products (which is to be transferred to Cardium pursuant to the terms of this Agreement), but including without limitation the Non-Exclusive Technology (which may be used non-exclusively by Cardium in connection with the development and/or commercialization of Products).  Cardium shall not disclose Schering Confidential Information except in connection with the performance of its obligations hereunder or as required by applicable law, regulation or governmental order (provided, however, that in the event of such a required disclosure, Schering was given reasonable notice and opportunity to contest the required disclosure or seek confidential treatment and/or a protective order, and that Cardium discloses only that portion of the Confidential Information that was required to be disclosed, subject to any confidential treatment or protective order).

VIII.  REPRESENTATIONS AND WARRANTIES

1.  Representations and Warranties of Cardium.  Cardium represents and warrants to Schering as follows:

(a)                                  Organization.  It is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

(b)                                 Authority.  It has full corporate power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by Cardium pursuant hereto and to consummate the transactions contemplated hereby and thereby, and will still have such power and authority as of the Transfer Date.  All corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained.

(c)                                  Enforceability.  This Agreement has been duly executed and delivered by Cardium and constitutes, and such other agreements and instruments when duly executed and delivered by Cardium will constitute, legal, valid, and binding obligations of Cardium enforceable against Cardium in accordance with their respective terms.

(d)                                 Approvals, Consents, Etc.  No approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Cardium of this Agreement and the execution and delivery by Cardium of such other agreements and instruments or the consummation of the transactions contemplated hereby or thereby.

(e)                                  No Conflicts.  None of the execution, delivery, or performance of this Agreement or any other agreements or instruments to be executed and delivered by Cardium (i) conflicts with or results in a breach under Cardium’s corporate documents or any material contractual undertaking of Cardium, or (ii) conflicts with or results in a violation of any of the laws of the jurisdiction of incorporation of Cardium.  Cardium has not entered and will not enter into any written or oral agreement before or after the Effective Date that is or would be inconsistent with its obligations under this Agreement.

(f)                                    Title.  As of the Effective Date it has, and as of the Transfer Date it will still have, good title to or valid leases or licenses (and is not in breach of any such leases or licenses) for all its properties, rights, and assets necessary for the fulfillment of its obligations and responsibilities under this Agreement.

(g)                                 No Prior or Subsequent Grants.  As of the Effective Date and through the Term of this Agreement, Cardium has not granted and will not grant any assignments, licenses or sublicenses or otherwise transfer any rights related to Product(s) in a manner inconsistent with this Agreement.

2.  Representations and Warranties of Schering.  Schering (including each Schering Affiliate holding rights or other property to be transferred hereunder or having other obligations hereunder) represents and warrants to Cardium as follows:

(a)                                  Organization.  Schering AG is a corporation duly organized, validly existing and in good standing under the laws of Germany; Berlex Inc. is a corporation duly organized, validly existing and in good standing under the laws of  Delaware; and Collateral Therapeutics, Inc. is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

(b)                                 Authority.  It has full corporate power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by Schering pursuant hereto and to consummate the transactions contemplated hereby and thereby, and will still have such power and authority as of the Transfer Date.  All corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained.

(c)                                  Enforceability.  This Agreement has been duly executed and delivered by Schering and constitutes, and such other agreements and instruments when duly executed and delivered by Schering will constitute, legal, valid, and binding obligations of Schering enforceable against Schering in accordance with their respective terms.

(d)                                 Approvals, Consents, Etc.  No approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Schering of this Agreement and the execution and delivery by Schering of such other agreements and instruments or the consummation of the transactions contemplated hereby or thereby.

(e)                                  No Conflicts.  None of the execution, delivery, or performance of this Agreement or any other agreements or instruments to be executed and delivered by Schering (i) conflicts with or results in a breach under Schering’s corporate documents or any material contractual undertaking of Schering, or (ii) conflicts with or results in a violation of any of the laws of the jurisdiction of incorporation of Schering.  Schering has not entered and will not enter into any written or oral agreement before or after the Effective Date that is or would be inconsistent with its obligations under this Agreement.

(f)                                    Title.  As of the Effective Date it has, and as of the Transfer Date it will still have, good title to or valid leases or licenses (and is not in breach of any such leases or licenses) for all its properties, rights, and assets necessary for the fulfillment of its obligations and responsibilities under this Agreement.

(g)                                 No Prior or Subsequent Grants.  As of the Effective Date and through the Term of this Agreement, Schering has not granted and will not grant any assignments, licenses or sublicenses or otherwise transfer any rights related to Product(s) in a manner inconsistent with this Agreement.

IX.  DISCLAIMERS AND INDEMNIFICATION

1.  Disclaimer.  Schering and Cardium specifically disclaim any guarantee that the research, development or commercialization of Product(s) will be successful, in whole or in part.  The failure to successfully develop Product(s) will not constitute a breach of any representation or warranty or other obligation under this Agreement.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, CARDIUM AND SCHERING MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE BIOLOGICS, THERAPEUTIC METHODS, TECHNOLOGY, OR PRODUCTS, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF TECHNOLOGY (WHETHER PATENTED OR UNPATENTED), OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

2.  Indemnification By Cardium.  Cardium hereby agrees to indemnify and hold Schering, its Affiliates and their respective officers, directors, employees, agents, and representatives (collectively, the “Schering Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, costs and expenses in respect of claims against the Schering Indemnitees by parties other than the Schering Indemnitees, including reasonable fees and disbursements of counsel and expenses of reasonable investigation (collectively, “Schering Losses”), arising out of, based upon or caused by or related to: (i) the inaccuracy of any material representation or the material breach of any warranty, covenant or agreement of Cardium contained in this Agreement or in any other agreement or instrument delivered by Cardium pursuant to this Agreement; (ii) the material breach by Cardium of this Agreement or of any other agreement or instrument delivered by Cardium pursuant to this Agreement; (iii) any negligence or intentional wrongdoing in connection with the research, development or commercialization of Product(s) by Cardium, its Affiliates or sublicensee(s); or (iv) the conduct by Cardium, its Affiliates or sublicensees of the research, development or commercialization of Product(s).  The foregoing notwithstanding, under no circumstances shall Cardium be obligated to indemnify any Schering Indemnitee to the extent that any Schering Loss is due to the negligence or willful misconduct of one or more Schering Indemnitees.

3.  Indemnification By Schering.  Schering hereby agrees to indemnify and hold Cardium, its Affiliates, subcontractors and their respective officers, directors, employees, agents, and representatives (collectively, the “Cardium Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, costs and expenses in respect of claims against the Cardium Indemnitees by parties other than the Cardium Indemnitees, including reasonable fees and disbursements of counsel and expenses of reasonable investigation (collectively, “Cardium Losses”), arising out of, based upon or caused by: (i) the inaccuracy of any material representation or the material breach of any warranty, covenant or agreement of Schering contained in this Agreement or in any other agreement or instrument delivered by Schering pursuant to this Agreement; or (ii) the material breach by Schering of this Agreement or of any other agreement or instrument delivered by Schering pursuant to this Agreement.  The foregoing notwithstanding, under no circumstances shall Schering be obligated to indemnify any Cardium Indemnitee to the extent that any Cardium Loss is due to the negligence or willful misconduct of one or more Cardium Indemnitees.

4.  Notices, Etc.  Each indemnified party agrees to give the indemnifying party prompt written notice of any action, claim, demand, discovery of fact, proceeding or suit (collectively, “Claims”) for which such indemnified party intends to assert a right to indemnification under this Agreement; provided however, that failure to give such notification shall not affect the indemnified party’s entitlement to indemnification hereunder except to the extent that the indemnifying party shall have been prejudiced as a result of such failure.  The indemnifying party shall have the initial right (but not the obligation) to defend, settle or otherwise dispose of any Claim for which the indemnified party intends to assert a right to indemnification under this Agreement as contemplated in the preceding sentence if and so long as the indemnifying party has recognized in a written notice to the indemnified party provided within thirty (30) days of such written notice its obligation to indemnify the indemnified party for any Schering Losses or Cardium Losses (as the case may be) relating to such Claim, provided however that the indemnifying party shall obtain the written consent of the indemnified party prior to ceasing to defend, settling or otherwise disposing of any Claim.  If the indemnifying party fails to state in a written notice during such thirty (30) day period its willingness to assure the defense of such a Claim, the Schering or Cardium Indemnitee, as the case may be, shall have the right to defend, settle or otherwise dispose of such claim, subject to the applicable provisions above.

X.  TERM, TERMINATION AND SURVIVAL

1.  Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and shall (unless earlier terminated as provided herein) continue until both of the following have occurred: (i) the expiration of the last-to-expire Patent; and (ii) the end of a calendar year in which no sales of Products have occurred during the full year (following a year in which sales of Products have occurred pursuant to a Regulatory Approval).

2.  Termination.  This Agreement may be terminated (the result a “Termination”) as follows:

(a)                                  Breach.  If either Party materially breaches, or materially defaults in the performance of, or fails to be in compliance with, any material warranty, representation, agreement or covenant of this Agreement, including any payment obligations, and such default or noncompliance shall not have been substantially remedied, or steps initiated to substantially remedy the same to the other Party’s reasonable satisfaction (provided that the default or noncompliance can be remedied within one hundred and eighty (180) days), within sixty (60) days after receipt by the defaulting Party of a written notice thereof and demand to cure such default from the other Party (or, in the case of an alleged breach of a diligence obligation within one hundred twenty (120) days of receipt of such notice), the Party not in default or breach may terminate this Agreement.  In such instance the terminating Party may maintain the licenses and, subject to damages for such breach, obligations pursuant to this Agreement.  In the event that the breach, default or failure relates only to one or more specific Biologic(s), Therapeutic Method(s) or Product(s), then the potential termination of rights and obligations hereunder shall extend only to such specific Biologic(s), Therapeutic Method(s), or Product(s).

(b)                                 Bankruptcy.  Either Party may terminate this Agreement or the licenses granted by such Party, if, at any time, the other Party shall file in any court pursuant to any statute, a petition in bankruptcy or insolvency or for reorganization in bankruptcy or for an arrangement or for the appointment of a receiver or trustee of such Party or of its assets, or if such Party proposes a written agreement of composition or extension of its debts, or if such Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if such Party shall propose or be a party to any dissolution, or if such Party shall make an assignment for the benefit of creditors.

(c)                                  Lack of Technical or Commercial Feasibility.  In the event that Cardium determines, in its sole discretion, that one or more Biologic(s), Therapeutic Method(s), or Product(s) lacks sufficient technical or commercial feasibility, it may elect to (i) terminate its rights and corresponding obligations hereunder with respect to such Biologic(s), Therapeutic Method(s), or Product(s), or (ii) terminate this Agreement.  Any termination pursuant to this provision shall be effective upon thirty (30) days written notice to Schering.

3.  Accrued Obligations.  Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement

4.  Effect of Termination.  Except as provided above, upon any termination of this Agreement, the licenses granted to Cardium hereunder shall terminate and any information or property transferred to Cardium by Schering hereunder shall be, at Schering’s election, returned to Schering or destroyed.  In the event of a termination by Cardium for Lack of Technical or Commercial Feasibility, as described above, licenses granted to Cardium shall terminate (and information and property returned or destroyed) with respect to the particular Biologic(s), Therapeutic Method(s), or Product(s) (if Cardium so elects under (i) above), or (ii)  this Agreement in its entirety (if Cardium so elects under (ii) above). In the event of any termination of rights with respect to a particular Biologic, Therapeutic Method or Product, or a termination of this entire Agreement, at Schering’s election, Cardium will (to the greatest extent it is free to do so): (i) transfer to Schering any Cardium Confidential Information and any other data, documentation and intellectual property associated with the Biologic, Therapeutic

Method or Product to which the termination applies, or (ii) grant to Schering a perpetual, royalty free, worldwide, sub-licensable license under such Cardium Confidential Information, data, documentation and intellectual property for Schering to develop and commercialize any product or therapeutic method for which such Cardium Confidential Information, data, documentation and intellectual property may be useful.

5.  Survival.  The rights and obligations set forth in this Agreement shall extend beyond the Term or Termination of this Agreement only to the extent expressly provided for herein, or to the extent that the survival of such rights or obligations are necessary to permit their complete fulfillment or discharge.  Without limiting the foregoing, the Parties have identified the following Sections as being intended to survive beyond the Term or Termination of this Agreement: Sections VII through XII, inclusive.

XI.                                PATENTS

Cardium will maintain, at its own cost and expense, all Patents that are assigned to it hereunder, and will reimburse Schering for all third-party costs and expenses that Schering may incur in filing, prosecuting and maintaining any Patents which are subject to this Agreement but are not assigned to Cardium. If Cardium decides that it does not wish to maintain any Patent that is assigned to it, it shall not allow such Patent to lapse or otherwise become unenforceable until it has first notified Schering and allowed Schering to take over responsibility for the filing and maintenance of the Patent, at Schering’s sole cost and expense. If Schering takes over such responsibility the Patent, Cardium will reassign it to Schering, it will no longer be subject to the terms of this Agreement, and Cardium will have no further rights or obligations in respect of it.

XII.  MISCELLANEOUS

1.  Notices.  Any notice or other communication required or permitted to be given by either Party under this Agreement shall be effective when delivered, if delivered by hand or by electronic facsimile with receipt verified or five days after mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, and shall be addressed to each Party at the following addresses or such other address as may be designated by notice pursuant to   this Section:

If to Cardium:	If to Schering:

Chief Business Officer or President	Schering Aktiengesellschaft
Cardium Therapeutics, Inc.	13353 Berlin, Germany
11622 El Camino Real, Suite 300	Attn: Legal Department
San Diego, CA 92130	Fax: +49 30 468 14086
Fax: (858) 794-3440

2.  Assignment; Binding Effect.  Except as otherwise specifically provided herein, neither this Agreement, nor any rights granted hereunder, shall be assignable by any Party hereto without the prior written consent of the other Party; provided however, that either Party may assign this Agreement without the consent of the other Party to its Affiliates, if the assigning Party guarantees the full performance of its Affiliates’ obligations hereunder, or in connection with the sale or transfer of all or substantially all of its assets relating to this Agreement, whether by merger, sale of stock, operation of law or otherwise.  Any purported assignment in contravention of this Section shall, at the option of the non-assigning Party, be null and void and of no effect.

3.  Negation of Agency.  Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership, or similar relationship between Schering and Cardium.  The relationship between the Parties established by this Agreement is that of independent contractors.

4.  Affiliates of Parties.  Each Party may perform its obligations hereunder personally or through one or more Affiliates and shall be responsible for the performance of such obligations, and any liabilities resulting therefrom.  Neither Party shall permit any of its Affiliates to commit any act (including any act of omission) which such Party is prohibited hereunder from committing directly.

5.  Beneficiaries.  No person, other than Schering or Cardium and their permitted assignees hereunder, shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

6.  Further Assurances.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

7.  Force Majeure.  Except for royalty or other payments due to each other, no Party shall be liable for any failure or delay in performance under this Agreement to the extent such failure or delay arises from Force Majeure.  A Force Majeure is fire, explosion, earthquake, storm, flood, strike, labor difficulties, war, insurrection, riot, act of God or the public enemy, or any law, act, order, export or import control regulations, proclamation, decree, regulation, ordinance, or instructions of local, state, federal or foreign governmental or other public authorities, or judgment or decree of a court of competent jurisdiction (but excluding a court injunction against a Party’s performance) and not otherwise arising out of breach by such Party of this Agreement.  In the event of the occurrence of such an event, the Party so affected shall give prompt written notice to the other Party, stating the period of time the occurrence is expected to continue and shall use best efforts to end the failure or delay and ensure that the effects of such Force Majeure are minimized.

8.  Publicity.  No public announcement concerning the existence or the terms of this Agreement shall be made, either directly or indirectly, by Cardium or Schering, except as may be legally required by applicable laws, regulations, or judicial order, without first obtaining the approval of the other Party and agreement upon the nature, text, and timing of such announcement, which approval and agreement shall not be unreasonably withheld.  The Party desiring to make any such public announcement shall provide the other Party with a written copy of the proposed announcement in sufficient time prior to public release to allow such other Party to comment upon such announcement, prior to public release.  Neither Party shall issue any press release or make any public announcement which includes or otherwise uses the name of the other Party in any public statement or document except with the prior written consent of such Party

9.  Registration and Filing of the Agreement.  To the extent, if any, that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any governmental authority, including without limitation the U.S. Securities and Exchange Commission and the Competition Directorate of the Commission of the European Communities, in accordance with applicable laws and regulations, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith at the expense of the requesting party.  The Parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement, and shall cooperate to respond to an request for further information therefrom at the expense of the requesting party

10.  Patent Marking.  Cardium agrees to mark or have its applicable Affiliate(s), assignee(s) or Sublicensee(s) mark all Products sold pursuant to this Agreement in accordance with the applicable statute(s) or regulation(s) relating to patent marking in the country or countries of manufacture and sale thereof.

11.  Entire Agreement.  This Agreement together with all Exhibits contains the entire agreement between the Parties with respect to the subject matter hereof.

12.  Amendments.  No amendment, modification or addition hereto shall be effective or binding on either Party unless set forth in writing and executed by duly authorized representatives of both parties.

13.  Waiver.  No waiver of any rights under this Agreement shall be deemed effective unless contained in writing signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed a waiver of any future breach or failure to perform or any other right arising under this Agreement.

14.  Headings.  The section headings contained in this Agreement are included for convenience only and form no part of the agreement between the Parties.

15.  Ambiguities.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

16.  Applicable Law.  This Agreement shall be governed by, subject to and construed in accordance with the laws of the State of California (without regard to its conflicts of laws provisions).

17.  Compliance with Laws.  In exercising their rights under this Agreement, the Parties shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.

18.  Severability.  If any provision of this Agreement is held to be invalid, void or unenforceable for any reason, it shall be adjusted, if possible, rather than voided in order to achieve the intent of the Parties (as reflected herein) to the maximal extent possible.  In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

19.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

SCHERING AG		CARDIUM THERAPEUTICS, INC.

By:	/ S / Dr. Hubertus Erlen	By:	/ S / Christopher J. Reinhard

Its: Chairman of the Executive Board		Its: President

By:	/ S / Dr. Karin Dorrepaal

Its: Member of the Executive Board

BERLEX INC.		COLLATERAL THERAPEUTICS, INC.

By:	/ S / Robert Chabora	By:	/ S / John Nicholson

Its: Vice President		Its: Treasurer

[Executed by all as of October 13, 2005]

EXHIBIT A

Exhibit A  (Patent Applications and Patents)

Application/Patent Number	Application/Patent Date	Reference

USSN 08/396,207	28 Feb 1995	UC (AGT) (CT1-US1)
US 5,792,453	11 Aug 1998	UC (AGT) (CT1-US2)
PCT/US1996/02631	27 Feb 1996	UC (AGT) (CT1-PCT2)
US 6,100,242	08 Aug 2000	UC (AGT) (CT1-US3)
USSN 09/021,773	11 Feb 1998	UC (AGT) (CT1-US4)
PCT/US1999/02702	09 Feb 1999	UC (AGT) (CT1-PCT3)
US 6,174,871	16 Jan 2001	UC (AGT) (CT1-US5)
USSN 09/435,156	05 Nov 1999	UC (AGT) (CT1-US6)
USSN 09/609,080	30 Jun 2000	UC (AGT) (CT1-US7)
USSN 09/847,936	03 May 2001	UC (AGT) (CT1-US8)
PCT/US2000/30345	03 Nov 2000	UC (AGT) (CT1-PCT4)
PCT/US2002/13990	03 May 2002	UC (AGT) (CT1-PCT5)

USSN 08/852,779	06 May 1997	UC (AGT) (CT3-US1)
PCT/US1998/08848	30 Apr 1998	UC (AGT) (CT3-PCT)
USSN 09/068,102	30 Apr 1998	UC (AGT) (CT3-US2)

USSN 07/062,925	16 Jun 1987	NYU (FGF4) (CT4(B)-US1)
USSN 07/177,506	04 Apr 1988	NYU (FGF4) (CT4(B)-US2)
USSN 07/806,771	06 Dec 1991	NYU (FGF4) (CT4(B)-US3)
USSN 07/901,705	22 Jun 1992	NYU (FGF4) (CT4(B)-US4)
US 5,750,659	12 May 1998	NYU (FGF4) (CT4(B)-US5)
US 5,459,250	17 Oct 1995	NYU (FGF4) (CT4(B)-US6)
US 5,883,071	16 Mar 1999	NYU (FGF4) (CT4(B)-US7)
US 6,432,702	13 Aug 2002	NYU (FGF4) (CT4(B)-US8)
US 6,355,781	12 Mar 2002	NYU (FGF4) (CT4(B)-US9)
USSN 08/799,130	13 Feb 1997	NYU (FGF4) (CT4(B)-US10)
USSN 09/605,304	28 Jun 2000	NYU (FGF4) (CT4(B)-US11)
USSN 09/940,601	27 Aug 2001	NYU (FGF4) (CT4(B)-US12)

US 5,126,323	30 Jun 1992	NYU (FGF4) (CT4(R)-US1)
US 5,430,019	04 Jul 1995	NYU (FGF4) (CT4(R)-US2)
PCT/US1990/06702	15 Nov 1990	NYU (FGF4) (CT4(R)-PCT)

US Prov. 60/129,550	16 Apr 1999	Yale (eNOS)
PCT/US2000/09913	14 Apr 2000	Yale (eNOS)
US 6,900,038	31 May 2005	Yale (eNOS)
USSN 10/889,121	12 Jul 2004	Yale (eNOS)

US Prov. 60/403,637	16 Aug 2002	Berlex (eNOS)
USSN 10/642,255	15 Aug 2003	Berlex (eNOS)
PCT/US2003/025626	15 Aug 2003	Berlex (eNOS)
Inv. Disclosure A-0551 (2004)	(not yet filed)	Berlex (eNOS + FGF-4)

US Prov. 60/403,638	16 Aug 2002	Berlex (eNOS)
USSN 10/641,924	15 Aug 2003	Berlex (eNOS)
PCT/US2003/025745	15 Aug 2003	Berlex (eNOS)

Application/Patent Number	Application/Patent Date	Reference

US Prov. 60/272,034	01 Mar 2001	Berlex (Adv Pdn)
USSN 10/085,029	01 Mar 2002	Berlex (Adv Pdn)
PCT/US2002/05596	27 Feb 2002	Berlex (Adv Pdn)

EXHIBIT B

Third Party License Agreements

Licensor	Licensee	License Date	Reference
New York University	Collateral Therapeutics	24 Mar 1997	FGF-4
University of California	Collateral Therapeutics	25 Sep 1995	AGT
University of California	Collateral Therapeutics	18 Jun 1997	AGT
Veterans Medical Research Found’n	Collateral Therapeutics	9 Nov 1995	AGT
Yale University	Schering AG	9 Aug 2000	eNOS